                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                  TRION, INC.
                                       AT

                              $5.50 NET PER SHARE

                                       BY

                             TI ACQUISITION CORP.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                              FEDDERS CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 11, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 12, 1999, BY AND AMONG FEDDERS CORPORATION ("PARENT"), TI ACQUISITION CORP. ("PURCHASER") AND TRION, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY BY A UNANIMOUS VOTE OF THOSE PRESENT AT THE MEETING APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF ANY), REPRESENTS AT LEAST EIGHTY PERCENT (80%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                             TM Capital Corp. Logo

July 15, 1999

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
THE OFFER...................................................    4
   1.  Terms of the Offer...................................    4
   2.  Acceptance for Payment and Payment...................    5
   3.  Procedures for Tendering Shares......................    6
   4.  Withdrawal Rights....................................    8
   5.  Certain U.S. Federal Income Tax Consequences.........    9
   6.  Price Range of the Shares; Dividends.................   10
   7.  Effect of the Offer on the Market for the Shares;
       Stock Listing; Exchange Act Registration; Margin
       Regulations..........................................   10
   8.  Certain Information Concerning the Company...........   11
   9.  Certain Information Concerning Parent and
     Purchaser..............................................   13
  10.  Sources and Amount of Funds..........................   14
  11.  Background of the Offer; Purpose of the Offer and the
       Merger; the Merger Agreement and Certain Other
       Agreements...........................................   14
  12.  Plans for the Company; Other Matters.................   28
  13.  Dividends and Distributions..........................   30
  14.  Conditions to the Offer..............................   30
  15.  Certain Legal Matters................................   32
  16.  Fees and Expenses....................................   35
  17.  Miscellaneous........................................   36

SCHEDULE I
  INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
  PARENT AND PURCHASER......................................  I-1

ANNEX A
  Text of Subchapter 25E of the Pennsylvania Business
  Corporation Law...........................................  A-1

To the Holders of Common Stock of
Trion, Inc.:

                                  INTRODUCTION

     TI Acquisition Corp., a Pennsylvania corporation ("Purchaser") and an indirect wholly owned subsidiary of Fedders Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.50 per share (the "Shares"), of Trion, Inc., a Pennsylvania corporation (the "Company"), at a price of $5.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of TM Capital Corp. ("TM Capital"), which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), American Stock Transfer and Trust Company which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc. ("DF King"), which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD OF DIRECTORS") BY A UNANIMOUS VOTE OF THOSE PRESENT AT THE MEETING APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Harris Williams & Co. ("Harris Williams"), financial advisor to the Company, has delivered to the Company Board of Directors its opinion, dated as of July 12, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the consideration to be received by the holders of Shares (other than Parent and its affiliates if at all) in the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF
ANY), REPRESENTS AT LEAST 80% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options and other rights and securities exercisable into Shares. The Company has represented and warranted to Parent and Purchaser that, as of July 12, 1999, there were 7,161,247 Shares issued and outstanding and 391,524 Shares were issuable pursuant to the exercise of outstanding options (the "Company Options"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, change the authorized or issued capital stock of the Company or any subsidiary of the Company, grant any stock option or right to purchase shares of capital stock of the Company or any subsidiary of the Company, or issue any security convertible into such capital stock. See Section 11. Based on the foregoing and assuming the issuance of 391,524 Shares issuable upon the exercise of outstanding Options, Purchaser believes that the Minimum Condition will be satisfied if 6,042,217 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Pennsylvania Business Corporation Law, as amended (the "PBCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the consummation of the Merger, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption by the shareholders of the Company of (i) an amendment to section 6 of the Company's articles of incorporation (the "Articles Amendment") which amendment will delete the requirement in the Company's articles of incorporation that a merger of the Company with an existing shareholder or its affiliates receive the approval of a majority of the shares not held by such shareholder and its affiliates, and (ii) the Merger Agreement (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries including Purchaser, and (iii) shareholders who properly perfect their dissenters' rights under the PBCL, will be converted into the right to receive $5.50 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     The Company has entered into a Stock Option Agreement, dated as of July 12, 1999 (the "Company Option Agreement"), with Parent and Purchaser pursuant to which the Company has granted to Parent an irrevocable option (the "Stock Option") to purchase up to the number of fully paid and nonassessable Shares equal to 19.9% of the Shares issued and outstanding immediately prior to the grant of the Stock Option, at a purchase price of $5.50 per Share, exercisable upon the occurrence of certain events. The Company Option Agreement is described more fully in Section 11 below.

     Parent and Purchaser have entered into Shareholder Agreements dated as of July 12, 1999 (the "Shareholder Agreements"), with the directors of the Company (the "Director Shareholders"), pursuant to which each of such Director Shareholders has agreed, among other things, (1) to tender to Purchaser pursuant to the Offer at $5.50 per share, all Shares beneficially owned by such Director Shareholder (719,764 Shares in the aggregate) which will result in the Parent and its affiliates beneficially owning 10.1% of the outstanding Shares, (2) to grant to Parent an option exercisable under certain circumstances to purchase the Shares beneficially owned by such Director Shareholder, and (3) to vote all Shares beneficially owned by such Director Shareholder in favor of the Merger Agreement and against all other acquisition proposals. See Section 11 below.

     The Merger Agreement provides that, upon the purchase by Purchaser of at least a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors so that the percentage of Parent's nominees on the Company Board of Directors equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company will, at such time, upon the request of Purchaser promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be elected to the Company Board of Directors, if necessary, by increasing the size of the Company Board of Directors or securing resignations of its incumbent directors or both.

     Under Section 1924 of the PBCL, if a corporation owns at least 80% of the outstanding shares of each class of another corporation, the corporation owning such stock can effect a "short-form" merger with that corporation without any action or vote on the part of the other shareholders of such other corporation (a "short-form merger") if its board of directors adopts the merger. If the Minimum Condition is satisfied and Purchaser purchases at least 80% of the outstanding Shares, then under the PBCL, the Merger could be approved without any action or vote on the part of Company's other shareholders. However, section 6 of the

Company's articles of incorporation provides that a merger or consolidation of the Company with any person (or any affiliate of such person) that owns any shares of any class of equity security of the Company requires the approval of a majority of the voting securities of the Company not owned by such person and its affiliates. The Company's articles of incorporation provides that section 6 thereof may be amended by the affirmative vote of 80% of the voting securities of the Company entitled to vote thereon at a meeting called for that purpose. If the Minimum Condition is satisfied and Purchaser purchases at least 80% of the outstanding Shares, Purchaser will be able to effect the Articles Amendment and delete section 6 from the Company's articles of incorporation without any action or vote on the part of the other shareholders of the Company. Following the approval of the Articles Amendment, Purchaser will be able to effect a short-form merger without any further action or vote on the part of the other shareholders of the Company. Parent presently intends to effect a short-form merger if permitted to do so under the PBCL. The Merger Agreement is more fully described in Section 11.

     Although under the terms of the Merger Agreement, Parent and Purchaser may waive the Minimum Condition, they do not currently intend to do so and Parent and Purchaser may terminate the Merger Agreement if the Minimum Condition is not satisfied. In addition, the Merger Agreement provides that Purchaser may extend the Offer if the Shares tendered and not withdrawn pursuant to the Offer are less than 80% of the outstanding Shares. Even if Parent and Purchaser waive the Minimum Condition and they do not own 80% of the outstanding Shares, following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 80% threshold required to approve the Articles Amendment and employ a short-form merger under the PBCL. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. See Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, August 11, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if, immediately prior to the scheduled Expiration Date, all conditions to the Offer are not satisfied, Purchaser may, at its own discretion, extend the Offer.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market"), operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary, transmitted by telegram or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after July 12, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 12, 1999.

     To be effective, a written or telegraphic notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect their appraisal rights under the PBCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of
Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded through the Nasdaq National Market under the symbol "TRON". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1997
  First Quarter ended March 31, 1997........................  $6.25    $3.88
  Second Quarter ended June 30, 1997........................   5.38     3.50
  Third Quarter ended September 30, 1997....................   5.50     3.94
  Fourth Quarter ended December 31, 1997....................   5.88     4.13
Fiscal Year Ended December 31, 1998
  First Quarter ended March 31, 1998........................  $6.88    $4.56
  Second Quarter ended June 30, 1998........................   6.88     5.00
  Third Quarter ended September 30, 1998....................   6.88     3.25
  Fourth Quarter ended December 31, 1998....................   4.88     2.50
Fiscal Year Ending December 31, 1999
  First Quarter ended March 31, 1999........................  $4.63    $2.75
  Second Quarter ended June 30, 1999........................   4.94     3.38
  Third Quarter through July 14, 1999.......................   5.38     4.50

     On July 12, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported closing sales price of the Shares on the Nasdaq National Market was $4.81 per Share. On July 14, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $5.31 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

     The Company issued a $0.02 cash dividend each quarter from February 1997 through May 1998. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent; Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by shareholders. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the Nasdaq National Market, which requires that an issuer have at least 500,000 publicly held shares, held by at least 300 round lot shareholders, with a market value of at least $1,000,000, have at least two market makers, have a minimum bid price of $1 and have either (A) net tangible assets of at least $2,000,000; (B) a market capitalization of at least $35,000,000; or (C) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. If the Nasdaq National Market was to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     Parent currently intends to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Purchaser or the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Dealer Manager.

     The Company is engaged in the design, manufacture, distribution and sale of equipment to improve indoor air quality. The Company sells its products for use in residences, commercial facilities, industrial facilities, hospitals, restaurants, general manufacturing, ships and submarines. The Company uses a range of technologies to collect airborne contaminants, including high efficiency particulate arrestance and ultra low particulate arrestance filtration technologies, electrostatic precipitators and media filtration to eliminate airborne pollutants and micron size contaminants.

     Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                  TRION, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                THREE MONTHS ENDED
                                                    (UNAUDITED)                    FISCAL YEARS ENDED
                                               ---------------------   ------------------------------------------
                                               MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 1999        1998          1998           1997           1996
                                               ---------   ---------   ------------   ------------   ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales..................................   $14,857     $15,981      $57,214        $65,150        $62,401
  Income (loss) before income taxes..........       646         417       (2,178)         2,713          1,614
  Net income (loss)..........................       435         271       (1,196)         2,051          1,112
  Earnings (loss) per share:
    Basic....................................      0.06        0.04        (0.17)          0.29           0.16
    Diluted..................................      0.06        0.04        (0.17)          0.29           0.16
BALANCE SHEET DATA:
  Total assets...............................   $37,887     $39,201      $39,201        $42,192        $40,796
  Total liabilities..........................    16,019      17,660       17,660         19,325         19,754
  Total Shareholders' equity.................    21,868      21,541       21,541         22,867         21,042

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which information is summarized as set forth below:

                                                              FISCAL YEAR ENDED
                                                              -----------------
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                    DATA)
Net sales...................................................       $61,080
Operating income............................................         3,907
Net income..................................................         1,747
Earnings per share..........................................          0.24

---------------
     The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. Although the Company has informed Parent and Purchaser that it believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the

Company's control. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser, the Dealer Manager, or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the financial information described above. The projections have not been adjusted to reflect the effects of the Merger.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Delaware corporation and is a publicly traded company. Fedders North America, Inc., a wholly owned subsidiary of Parent, manufactures and sells air conditioners and dehumidifiers, principally for use in the U.S. residential market. The Company's products are marketed under the FEDDERS, EMERSON QUIET KOOL and AIRTEMP brand names primarily to national and regional retail chains, home improvement centers and buying groups, as well as distributors and, under private label, to retailers and other original equipment manufacturers, including other room air conditioner manufacturers. Through Fedders International, Parent is investing much of its planning and resources to penetrate the much larger and rapidly growing international market for room air conditioners.

     Purchaser is a newly incorporated Pennsylvania corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned indirectly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Parent and Purchaser are located at 505 Martinsville Road, Liberty Corner, New Jersey 07938-0813. The telephone number of Parent and Purchaser at such location is (908) 604-8686.

     For certain information concerning the executive officers and directors of Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of Purchaser, Parent or, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

     Except as set forth in this Offer to Purchase, none of Purchaser or Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 1, 1996 any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1996 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Purchaser is a privately-held company and is generally not subject to the informational filing requirements of the Exchange Act, and is generally not required to file reports, proxy statements and other information with the Commission relating to its businesses, financial condition and other matters. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (ii) by accessing the Commission's website on the internet at http://www.sec.gov.

10. SOURCES AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger, is estimated to be approximately $48 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds through available cash on hand.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Contacts with the Company; Background of the Offer.

     One of Parent's strategic objectives has been the acquisition of domestic non-room air conditioner businesses that are counter-seasonal or non-seasonal to the room air conditioner business.

     On August 14, 1998, the Company entered into a merger agreement with McLeod Russel Holdings PLC ("McLeod Russel") providing for the acquisition of all of the outstanding stock of the Company at a price of $7.27 per share. On October 15, 1998, the Company and McLeod Russel announced that they had mutually terminated the merger agreement. On November 4, 1998, the Company announced that the Company Board of Directors had determined not to pursue a sale of the Company pending year-end results but that the

Company Board of Directors would consider unsolicited expressions of interest it might receive from third parties.

     On November 10, 1998, Sal Giordano, Jr., Vice Chairman and Chief Executive Officer of Parent, sent a letter to Steven L. Schneider, President and Chief Executive Officer of the Company, indicating Parent's possible interest in acquiring the Company. The Company's financial advisor, Harris Williams communicated to Parent that the Company was reviewing its alternatives and would respond in due course.

     On February 3, 1999, the Company announced its results for the 1998 fiscal year. Also on that day, Mr. Giordano, Jr. sent another letter to Mr. Schneider and the Company Board of Directors, reiterating Parent's interest in acquiring the Company. On February 25, 1999, Parent and the Company signed the Confidentiality Agreement (as hereinafter defined) and on March 4, 1999, Parent retained TM Capital as its financial advisor in connection with the proposed acquisition of the Company.

     On March 17, 1999, the Company Board of Directors announced it had decided to pursue strategic alternatives, including the possible sale of the Company. The Company also announced that it had retained Harris Williams as its financial advisor.

     On March 29, 1999, Harris Williams provided Parent with a descriptive memorandum regarding the Company and requested expressions of interest by April 13, 1999. On April 13, 1999, Parent provided a preliminary expression of interest in acquiring the Company for a cash price in the range of $5.50 per share.

     On May 5, 1999, Mr. Giordano, Jr. and Mr. Robert L. Laurent, Jr., Executive Vice President, Acquisitions and Alliances of Parent and representatives of TM Capital met with Mr. Schneider, Mr. Calvin Monsma and other members of management of the Company and representatives of Harris Williams at the Company's Sanford, North Carolina facility. The parties discussed the Company's business, Parent's and the Company's common strategies and various synergistic opportunities between the two companies.

     On May 12, 1999, Harris Williams requested that Parent submit a proposal for the acquisition of the Company by June 2, 1999.

     On May 19, 1999, members of Parent's management and the Company's management visited the Company's Envirco subsidiary in Albuquerque, New Mexico. On May 24 and May 25, 1999, members of Parent's senior management and representatives of TM Capital conducted a due diligence review of certain information regarding the Company in a data room at the offices of the Company's counsel in Raleigh, North Carolina. From May 24, 1999 through July 8, 1999, members of Parent's management and its representatives continued to conduct a due diligence review of information regarding the Company.

     In a letter dated June 2, 1999 from Mr. Robert L. Laurent, Jr. of Parent to the Company, Parent indicated to the Company that it was prepared to consider the acquisition of 100% of the common stock of the Company at a price of $5.50 in cash per share, subject to the satisfactory completion of Parent's due diligence and the negotiation of definitive documentation. On June 8, 1999, Harris Williams contacted Parent and TM Capital to request an increase in the price proposed by Parent. On June 9, 1999, Parent indicated to Harris Williams that it might be prepared to offer $5.65 per share, subject to the satisfactory completion of its due diligence and the negotiation of definitive documentation.

     On June 11, 1999, Mr. Giordano, Jr. met with Mr. Schneider for further discussions about a potential transaction.

     From June 9 through July 8, 1999, members of senior management of Parent, its financial and legal advisors and senior members of the Company's management and its financial and legal advisors conducted negotiations regarding the terms of a proposed tender offer and merger and members of Parent's management and its representatives conducted further due diligence.

     On July 8, 1999, after completion of Parent's due diligence, TM Capital notified Harris Williams orally and on July 9, 1999 Mr. Giordano, Jr. delivered a letter to the Company Board of Directors, in each case communicating Parent's offer to purchase all of the outstanding shares of common stock of the Company at a purchase price of $5.50 in cash upon the terms and conditions set forth in the Merger Agreement previously negotiated by the parties and their respective counsel. Also on July 9, 1999, representatives of Parent and representatives of the Company discussed via telephone the results of Parent's due diligence investigation and Parent's rationale for its proposed $5.50 per share price.

     On July 12, 1999, Harris Williams called TM Capital to inform Parent that the Company Board of Directors (by a unanimous vote of those directors present) accepted Parent's proposal, authorized the execution of the Merger Agreement and the Company Option Agreement and agreed to recommend that the Company's shareholders accept the Offer and tender their shares pursuant thereto. The Merger Agreement, the Company Option Agreement and the Shareholder Agreements were all executed on July 12, 1999 and Parent and the Company issued a joint press release announcing the Offer and the execution of the Merger Agreement.

     On July 15, 1999, pursuant to the terms of the Merger Agreement, Parent and Purchaser commenced the Offer.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

  Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained, as set forth in Sections 8 and 9 of this Offer to Purchase.

     The Offer. The Merger Agreement provides for the making of the Offer as provided in this Offer to Purchase.

     The Company Board of Directors. The Merger Agreement provides that Parent shall be entitled to designate a number of directors, rounded up to the next whole number, of the Company Board of Directors equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors designated by Parent) multiplied by a fraction of which the numerator shall be the number of Shares which Parent and its subsidiaries (including Purchaser) beneficially own at that time, and the denominator shall be the total number of Shares then outstanding. The Directors so designated by Parent shall take office immediately after (i) the purchase of and payment for any Shares by Parent or any of its subsidiaries as a result of which Parent and its subsidiaries owns beneficially at least a majority of then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later. In furtherance thereof, the Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each of the Company's subsidiaries and (iii) each committee (or similar body) of each such board.

     The Merger Agreement provides that the Company will promptly take, at its expense, all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the prior paragraph, including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the

Company Board of Directors immediately after the purchase of and payment for any Shares by Parent or any of its subsidiaries as a result of which Parent and its subsidiaries own beneficially at least a majority of then outstanding Shares. Parent or Purchaser will supply the Company all information with respect to either of them and their nominees, officers, directors and affiliates required to be disclosed by Section 14(f) and Rule 14f-1. The provisions of the Merger Agreement related to these Commission filings are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. The term "Affiliate" has the meaning as set forth in Rule 12b-2 of the Exchange Act.

     The Merger Agreement provides that in the event that Parent's designees are elected or appointed to the Company Board of Directors, until the Effective Time, the Company Board of Directors shall have at least two directors who were directors as of the date of the Merger Agreement and who are not employees of the Company ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be shareholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Independent Directors. In the event that Parent's designees constitute a majority of the directors on the Company Board of Directors, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or terminate the Merger Agreement by the Company,
(b) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver materially and adversely affects holders of Shares other than Parent or Purchaser, or (c) take any other action under or in connection with the Merger Agreement if such action materially and adversely affects holders of Shares other than Parent or Purchaser; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board of Directors.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the PBCL, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease, and the Company will be the surviving corporation in the Merger. At the Effective Time of the Merger, each Share then outstanding, other than Shares held by (i) the Company, (ii) Parent or any of its wholly owned subsidiaries including Purchaser, and (iii) shareholders who properly perfect their dissenters' rights under the PBCL, will be converted into the right to receive $5.50 in cash or any higher price per Share paid in the Offer, without interest.

     Options. The Merger Agreement provides that immediately prior to the Effective Time, each holder of a Company Option will be entitled to receive from the Company, and shall receive, except as discussed below, in settlement of each Company Option an option to purchase shares of Parent's Class A Stock (a "Parent Option"). All Company Options shall terminate as of the Effective Time. Parent shall grant, as of the Effective Time, to the holder of any Company Option, a Parent Option. With respect to such Parent Options (i) the number of shares of Parent Class A Stock subject to such Parent Option will be determined by multiplying the number of shares constituting the Company Option by the Option Exchange Ratio (as defined below), rounding any fractional share up to the nearest whole share, and (ii) the exercise price per share of such Parent Option will be determined by dividing the exercise price per share applicable to the Company Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. Except as provided above, the converted or substituted Parent Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Company Options immediately prior to the Effective Time; provided, however, that (i) all Company Options shall vest and become fully exercisable immediately prior to the Effective Time and (ii) any Company Option that qualifies as an incentive stock option (an "ISO") under
Section 422 of the Code, shall, to the extent permitted by applicable law, be adjusted so that the resulting Parent Option qualifies as an ISO. The term "Option Exchange Ratio" means (x) the Offer Price divided by (y) the average of the closing prices of Parent Class A Stock on the New York Stock Exchange during the ten trading days preceding the fifth trading day prior to the date of the closing of Merger (the "Closing Date"). Each holder of a Company Option that does not qualify as an ISO shall also have the right (which right shall be exercised at least 5 days prior to the Closing Date by written notice to Company) to elect, in lieu of the right to acquire a Parent Option, to convert, at the Effective Time, all or a portion of his or her Company Options which have not been exercised and which have not expired prior to the Effective Time into the right to receive an amount equal to the product of (i) the excess, if any, of the Offer Price (excluding any interest, regardless of when paid) over the exercise price per Share of such Company Option and (ii) the number of shares constituting such Company Option less any applicable withholding taxes.

     The Merger Agreement provides that, except as may be otherwise agreed to by Parent and the Company, all stock option plans established by the Company or any of its subsidiaries shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any its subsidiaries shall be deleted, terminated and of no further force or effect as of the Effective Time. If and to the extent necessary or required by the terms of the plans governing Company Options or pursuant to the terms of any Company Option granted thereunder, prior to the Effective Time, the Company shall (i) obtain the consent of each holder of outstanding Company Options and (ii) amend the terms of the applicable plan under which the Company Option was granted, in each case as is necessary to give effect to the foregoing treatment of such Company Options.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, good standing, authority to enter into the Merger Agreement and the Company Option Agreement, shareholder vote required to approve the Merger, capitalization and ownership of Shares, subsidiaries, filings with the Commission and financial statements, books and records, owned and leased real property, encumbrances, condition of assets, accounts receivable, inventory, no undisclosed liabilities, taxes, no material adverse change, employee benefits, compliance with all legal requirements, governmental authorizations, legal proceedings, orders, absence of certain changes and events, applicable contracts, no defaults, insurance, environmental matters, employees, labor relations, compliance, intellectual property assets, certain payments, relationship with related persons, brokers or finders, receipt of the financial advisor opinion, Year 2000, products liability, recalls and information in tender offer documents and proxy statement.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement and the Company Option Agreement, no pending legal or governmental proceeding, brokers or finders, and information in tender offer documents and proxy statement.

     Operation of the Business. The Merger Agreement provides that after the date of the Merger Agreement and prior to the Effective Time, and except (i) as set forth in a schedule to the Merger Agreement or (ii) as agreed to in writing by Parent, the Company will:

          (a) conduct the business of the Company and its subsidiaries only in the ordinary course of business (including managing the working capital of the Company and its subsidiaries in accordance with past practice and custom);

          (b) use its best efforts to preserve intact the current business organization of the Company and its subsidiaries, keep available the services of the current officers, employees and agents of the Company and its subsidiaries and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company and its subsidiaries;

          (c) inform Parent concerning operational matters of the Company or any of its subsidiaries of a material nature; and

          (d) otherwise report periodically to Parent concerning the status of the business, operations and finances of the Company and its subsidiaries.

     Negative Covenants. The Merger Agreement provides that after the date of the Merger Agreement and prior to the Effective Time and except as expressly contemplated by the Merger Agreement or in a schedule thereto or as agreed to in writing by Parent:

          (a) the Company will not take any action or fail to take any action as a result of which certain specified changes or events occur or are reasonably likely to occur;

          (b) neither the Company nor its subsidiaries will permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $50,000;

          (c) neither the Company nor any of its subsidiaries will enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

          (d) neither the Company nor any of its subsidiaries will pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

          (e) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (f) neither the Company nor any of its subsidiaries will (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to taxes, change any election relating to taxes already made, adopt any accounting method relating to taxes, change any accounting method relating to taxes unless required by GAAP, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

          (g) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or to the Merger not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; and

          (h) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Shareholders' Meetings. Following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, the Company shall take all action necessary in accordance with the PBCL, the Company's articles of incorporation and by-laws (the "By-laws") and the Exchange Act to effect the Articles Amendment. The Articles Amendment requires the approval of at least 80% of the voting securities of the Company entitled to vote thereon at a meeting called for that purpose. If the Minimum Condition is satisfied and Purchaser purchases at least 80% of the outstanding Shares, Purchaser will be able to effect the Articles Amendment and delete section 6 from the Company's articles of incorporation without any action or vote on the part of the other shareholders of the Company. The Merger Agreement provides that in order to effect the Articles Amendment, the Company will, in accordance with applicable law, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Articles Amendment; (ii) if required, prepare and file with the Commission a preliminary proxy or information statement relating to the Articles Amendment and use its best efforts to obtain and furnish the information required to be included by the Commission in such proxy statement and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to such proxy statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to the Company's shareholders; (iii) include in the proxy statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the approval of the Articles Amendment; and (iv) use its best efforts to solicit proxies in favor of the Articles Amendment from holders of Shares and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required by the PBCL, the Company's articles of incorporation and the By-laws to effect the Articles Amendment. Following approval of the Articles Amendment and if the Minimum Condition has been satisfied and Purchaser purchases at least 80% of the outstanding Shares, then at the election of the Purchaser, a short-form merger could be effected without any action or vote on the part of the other shareholders of the Company.

     In the event that Purchaser does not acquire 80% of the outstanding Shares, then a shareholder vote will be required to approve the Merger. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company will (i) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts to obtain and furnish the information required to be included by the Commission in the proxy statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its shareholders, provided that no amendment or supplement to such proxy or information statement will be made by the Company without consultation with Parent and its counsel; (iii) include in the proxy statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement; and (iv) use its best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required by the PBCL, the Company's articles of incorporation and the By-laws to effect the Merger.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will not (and the Company will cause the representatives of the Company, each of its subsidiaries and each affiliate of the Company, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (such proposal or offer hereinafter referred to as an "Acquisition Proposal"). However, nothing shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as detailed below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of the Merger Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if: (x) such entity or group has submitted a Superior Proposal (as defined below); and

(y) in the opinion of the Company Board of Directors such action is required to discharge the Company Board of Director's fiduciary duties to the Company's shareholders under applicable law, determined only after receipt of a written opinion from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law. The term "Superior Proposal" means an unsolicited bona fide proposal by a Person (as defined in the Merger Agreement) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, the Company by merger or consolidation, and otherwise on terms which the Company Board of Directors determines in good faith to be more favorable to the Company's shareholders than the Offer and the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), which is not subject to the receipt of any necessary financing, and which, in the good faith reasonable judgment of the Company Board of Directors, is reasonably likely to be consummated.

     The Company has further agreed to immediately notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. The Company will keep Parent informed of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any Acquisition Proposal and will promptly (but in no case later than 24 hours) notify Parent of any determination by the Company Board of Directors that a Superior Proposal has been made.

     Pursuant to the Merger Agreement, except as set forth below, neither the Company Board of Directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if the Company will have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

     Insurance and Indemnification. For three (3) years after the Effective Time, Parent and Purchaser will maintain officers' and directors' liability insurance covering the persons who are presently covered by the Company's officers' and directors' liability insurance policies with respect to actions and omissions occurring prior to the Effective Time, on terms which are not materially less favorable than the terms of such current insurance in effect for the Company on the date hereof provided, however, that in no event will Parent or the surviving corporation in the Merger be required to expend in excess of 120% of the annual premium currently paid by the Company for such coverage; and provided further, that, if the premium for such coverage exceeds such amount, Parent or the surviving corporation in the Merger shall purchase a policy with the greatest coverage available for such 120% of the aggregate annual premiums paid by the Company in 1999.

     For three (3) years after the Effective Time, Parent and Purchaser will maintain the rights to indemnification of officers and directors provided for in the By-laws as in effect on the date hereof, with respect to indemnification for acts and omissions occurring prior to the Effective Time, including without limitation, the transactions contemplated by the Merger Agreement.

     Conditions to the Merger. The respective obligation of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Body (as defined below) which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; (iii) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated. "Governmental Body" shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, commonwealth, possession, foreign or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     The obligations of Parent and Purchaser to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent and Purchaser, to the extent permitted by applicable law: (i) all actions required by the Company with respect to the Company stock option plans, including obtaining the consent of each holder of a Company Option and amending the terms of the plans have been taken; (ii) all of the representations and warranties of the Company shall be true in all material respects on the date of the Merger Agreement and as of the Effective Time; (iii) the Company shall have complied in all material respects with its obligations under the terms of the Merger Agreement; and (iv) the Articles Amendment shall have been approved by the holders of the requisite number of shares required by the PBCL and the Company's articles of incorporation.

     Termination. The Merger Agreement, and any related transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after shareholder approval:

          (a) By the mutual written consent of Parent and the Company; provided, however, that if Parent shall have a majority of the directors pursuant to the applicable provisions of the Merger Agreement, such consent of the Company may only be given if approved by the Independent Directors or if there are no Independent Directors, then by a unanimous vote of the entire Company Board of Directors.

          (b) By either of Parent or the Company: (i) if (x) the Offer shall have expired without any Shares being purchased pursuant thereto or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer by December 31, 1999; provided, however, that the right to terminate the Merger Agreement under this clause (b) (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or
     (ii) if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Company: (i) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (c) (i) if the Company is at such time in material breach of its obligations under the Merger Agreement; (ii) in connection with entering into a definitive agreement in accordance with the applicable provisions of the Merger Agreement, provided that the Company has complied with all provisions thereof, as described above under "No Solicitation" and that the Company makes simultaneous payment to Parent of the Termination Fee (as defined and discussed below); or (iii) if Parent or

     Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement under this clause (c)(iii) if the Company is in material breach of the Merger Agreement or the Company Option Agreement.

          (d) By Parent: (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions set forth in Section 14 below, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer; (ii) (A) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company Board of Directors shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or (B) there shall have been a material breach under any provision of the Merger Agreement summarized under "No Solicitation" above, including but not limited to the Company having executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their affiliates; (iii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which would give rise to the failure of a condition set forth in Section 14 below; (iv) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares or any such Person or group shall have announced its intention to acquire 15% or more of the Shares and the Company Board of Directors has failed to recommend against acceptance of such announcement (including by taking no position with respect to such announcement); (v) if the Company receives an Acquisition Proposal from any Person (other than Parent or Purchaser), and the Company Board of Directors takes a neutral position or makes no recommendation with respect to such Acquisition Proposal after a reasonable amount of time (and in no event more than five
     (5) business days following such receipt) has elapsed for the Company Board of Directors to review and make a recommendation with respect to such Acquisition Proposal; or (vi) if Parent or Purchaser shall have terminated the Offer in accordance with the terms of the Merger Agreement without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser is not in material breach of the Merger Agreement.

     Termination Fee; Expenses. Pursuant to the Merger Agreement, if (x) the Company enters into an agreement which accepts or implements a Superior Proposal; (y) the Company terminates or abandons the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby (the "Transactions"), in connection with a termination of the Merger Agreement pursuant to clause (c)(ii) under the heading "Termination" above; or (z) Parent terminates or abandons the Transactions pursuant to clauses (d)(ii), (iv) or (v) under the heading "Termination" above, then the Company will pay to Parent an amount equal to $2 million (the "Termination Fee"). The Termination Fee will be paid in same day funds concurrently with the execution of an agreement referred to in clause (x) above or any termination or abandonment referred to in clauses
(y) or (z) above, whichever occurs first. If the Merger Agreement is terminated by Parent pursuant to clause (d)(iii) under the heading "Termination" above and at the time of such termination, (i) the Company has not paid the Termination Fee, and (ii)Parent is not in material breach of the Merger Agreement, then the Company will pay to Parent, at the time of termination, an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Transactions including, without limitation, the fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions (the "Expenses"). In addition, if
(a) the Merger Agreement is terminated by Parent pursuant to clauses (d)(i),
(iii) or (vi) under the heading "Termination" above and prior thereto there shall have been publicly announced another Acquisition Proposal, (b) the Merger Agreement is terminated by the Company pursuant to clause (c)(iii) under the heading "Termination" above and prior thereto there shall have been publicly announced another Acquisition

Proposal or (c) either the Company or Parent terminates or abandons the Transactions pursuant to clause (b)(i) under the heading "Termination" above and prior thereto there shall have been publicly announced another Acquisition Proposal, and, in each such case, at the time of such termination (i) the Company has not paid the Termination Fee, and (ii) Parent is not in material breach of the Merger Agreement and within 12 months after such termination the Company shall enter into an agreement with respect to an Acquisition Proposal, then concurrently with the consummation of the transactions contemplated by such agreement the Company will pay an amount equal to the difference between the Termination Fee and the Expenses, previously paid (if any).

  Company Option Agreement

     The following is a summary of certain provisions of the Company Option Agreement. This summary is not a complete description of the terms and conditions of the Company Option Agreement and is qualified in its entirety by reference to the full text of the Company Option Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Company Option Agreement may be examined, and copies obtained, in the manner set forth in Sections 8 and 9 of this Offer to Purchase.

     Grant of Option. The Company Option Agreement provides for the grant by the Company to Parent of an irrevocable option (the "Stock Option") to purchase up to 19.9% of the number of Shares (the "Option Shares") issued at the time of the grant of the Stock Option, at a price of $5.50 per Share (the "Exercise Price"), payable in cash in accordance with the terms of the Company Option Agreement.

     Exercise of Option. The Company Option Agreement provides that the Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable pursuant to a Triggering Event (as defined below). For the purposes of the Company Option Agreement, "Triggering Event" means any termination of the Merger Agreement which entitles Parent to the Termination Fee under the Merger Agreement.

     Cash Payment. If, at any time during the period commencing on the occurrence of a Triggering Event and ending on the termination of the Stock Option in accordance with the provisions of the Company Option Agreement, Parent sends to the Company a notice indicating Parent's election to exercise its right (the "Cash-Out Right") described in this paragraph, then the Company shall pay to Parent, in exchange for the cancellation of the Stock Option with respect to such number of Option Shares as Parent specifies an amount in cash equal to the amount by which (A) the highest of (i) the price per share of the Shares at which a tender offer or exchange offer therefor has been made, (ii) the highest price per share of the Shares to be paid by any third party pursuant to an agreement with the Company, (iii) the highest closing price per Share within the six-month period immediately preceding the date Parent sent to the Company its notice to exercise its right and (iv) in the event of a sale of all or a substantial portion of the Company's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Company divided by the number of Shares outstanding at the time of such sale, exceeds (B) the Exercise Price, multiplied by the number of shares for which the Stock Option is then exercised.

     If the aggregate amount received by Parent from (i) the Termination Fee and Expenses pursuant to the applicable provisions of Merger Agreement, (ii) amounts from the sale or other disposition of the Option Shares, and (iii) amounts paid pursuant to the Company Option Agreement as described in the above paragraph, are in excess of the sum of (A) $2,000,000 plus (B) the aggregate amounts paid by Parent to purchase any Option Shares, then Parent, at its sole election, shall either (1) reduce the number of Option Shares, (2) deliver to the Company for cancellation Option Shares previously purchased by Parent, (3) pay cash to the Company or (4) any combination thereof, so that the amount received by Parent pursuant to clauses (i), (ii) and (iii) above shall not exceed the sum of the amounts in clauses (A) and (B) above after taking into account the foregoing actions.

     Termination of Option. The Company Option Agreement provides that the Stock Option will terminate upon the earlier of: (i) the purchase of Shares pursuant to the Offer; (ii) twelve months after the date on which a Triggering Event occurs; or (iii) the termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Triggering Event, unless, in the case of clauses (ii) and (iii), Parent could be entitled to receive the Termination Fee following such time of termination upon the occurrence of certain events, in which case the Stock Option will not terminate until the later of (x) twelve months following the time such fees become payable and (y) the expiration of the period in which Parent has such right to receive the Termination Fee.

     Registration Rights. The Company Option Agreement provides that Parent, within three years, may, by written notice to the Company, request that the Company register under the Securities Act all or any part of the Shares beneficially owned by Parent in order to permit the sale or other disposition of such securities pursuant to (a) a shelf registration or (b) a bona fide, firm commitment underwritten public offering.

     Adjustment upon Changes in Capitalization. The Company Option Agreement provides that in the event of any change in the Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or similar transaction, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, will be adjusted appropriately and proper provision will be made so that Parent will receive upon exercise of the Stock Option the number and class of shares or other securities or property that Parent would have received with respect to the Shares if the Stock Option had been exercised immediately prior to such event or the record date therefor, as applicable.

  The Shareholder Agreements

     Concurrently with the execution and delivery of the Merger Agreement, each of the Director Shareholders entered into a Shareholder Agreement pursuant to which each Director Shareholder has agreed to tender in the Offer all Shares beneficially owned by such Director Shareholder (719,764 Shares in the aggregate) which will result in the Parent and its affiliates beneficially owning 10.1% of the outstanding Shares.

     Each Shareholder Agreement provides that, within five business days of the commencement of the Offer, each Director Shareholder will tender to the Depositary all of the Shares required to be tendered pursuant to the applicable Shareholder Agreement. Subject to applicable law, a Director Shareholder may not withdraw any Shares so tendered by him; provided, however, that a Director Shareholder may decline to tender his Shares, or may withdraw Shares tendered by him, if the Purchaser amends the Offer to (a) reduce the Offer Price to less than $5.50 per Share in cash; (b) reduce the number of Shares subject to the Offer; (c) change the form of consideration payable for Shares pursuant to the Offer; or (d) amend or modify any term or condition of the Offer in a manner adverse to the shareholders of the Company.

     Under the Shareholder Agreements, each Director Shareholder grants to Parent an option to purchase the Shares beneficially owned by such Director Shareholder at a purchase price per Share of $5.50 or such higher price as may be offered in the Offer. Provided all waiting periods under the HSR Act and the rules and regulations thereunder applicable to the purchase of Shares pursuant an option shall have expired or been terminated and there shall otherwise be no legal restriction on the exercise of an option, an option may be exercised by Parent in whole or in part at any time prior to the date 60 days after the Expiration Date or termination of the Offer if (a) the Director Shareholder who granted such option fails to comply with any of his obligations under his Shareholder Agreement or withdraws a tender of its Shares in violation of the provisions of his Shareholder Agreement or (b) the Offer is not consummated because of the failure to satisfy any of the conditions to the Offer described in Section 14 (other than as a result of any action or inaction on the part of the Parent or the Purchaser which constitutes a breach of the Merger Agreement).

     Under the Shareholder Agreements the Purchaser may allow the Offer to expire without accepting for payment or paying for any Shares, on the terms set forth in the Offer, and may allow the option to expire without exercising the option and purchasing all or any Shares pursuant to such exercise. If all Shares validly tendered and not withdrawn are not accepted for payment and paid for in accordance with the terms of the Offer or pursuant to the exercise of the option, they shall be returned to the applicable Director Shareholders whereupon they shall continue to be held by such Director Shareholder subject to the terms of the applicable Shareholder Agreement.

     Each of the Director Shareholders have agreed in the Shareholder Agreements
(a) to revoke any and all previous proxies granted by such Director Shareholders with respect to the Shares beneficially owned by such Director Shareholders and, for so long as the Merger Agreement remains in effect; (b) to vote the number of Shares beneficially owned by such Director Shareholder, in favor of the Articles Amendment, the Merger Agreement, the Merger and the transactions contemplated thereby, and (c) to oppose and vote such number of Shares against any Acquisition Proposal. The Director Shareholders have further agreed not to solicit, initiate or knowingly encourage any Acquisition Proposal.

     Each Shareholder Agreement will expire and be of no further force or effect if (a) the conditions to the Purchaser's obligations to accept for payment and pay for Shares pursuant to the Offer shall have been satisfied and the Purchaser fails to promptly accept for payment and promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer or (b) the Purchaser amends the Offer to (i) reduce the Offer Price to less than $5.50 per Share in cash; (ii) reduce the number of Shares subject to the Offer; (iii) change the form of consideration payable for Shares pursuant to the Offer; or (iv) amend or modify any term or condition of the Offer in a manner adverse to the shareholders of the Company. Each Shareholder Agreement will also terminate upon the earlier of
(i) the close of business on March 1, 2000 or (ii) the Effective Time.

     In the case of the Shareholder Agreement of Mr. Grant R. Meyers, the parties thereto have acknowledged that a portion of the Shares subject to such agreement are pledged to various persons and Mr. Meyer's obligations under his Shareholder Agreement are subject to any applicable restrictions in the pledge agreements with such persons.

  Confidentiality Agreement

     The following is a summary of certain provisions of the Confidentiality Agreement entered into on February 25, 1999 by Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Sections 8 and 9 of this Offer to Purchase.

     Pursuant to the terms of the Confidentiality Agreement, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding a possible business combination and the exchange of certain confidential information concerning the Company. Parent further agreed that, without the prior written consent of the Company, Parent would not hire any employee of the Company for a period of two years beginning as of February 25, 1999.

  Employment Agreements

     The following is a summary of certain provisions of the employment agreements entered into on July 12, 1999 between Parent and Steven L. Schneider (the "Schneider Agreement") and the Company and Calvin J. Monsma (the "Monsma Agreement" and together with the Schneider Agreement, the "Employment Agreements"). This summary is not a complete description of the terms and conditions of the Employment Agreements and is qualified in its entirety by reference to the full text of the Employment Agreements, which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Employment Agreements may be examined, and copies obtained, as set forth in Sections 8 and 9 of this Offer to Purchase.

     As a condition to Parent's entering into the Merger Agreement, on July 12, 1999, Parent and the Company entered into the Employment Agreements.

     Schneider Agreement. The Schneider Agreement replaces and supercedes Schneider's existing employment agreement with the Company, including the change of control provisions thereof. The effectiveness of the Schneider Agreement is conditioned upon the consummation of the Offer. Pursuant to the Schneider Agreement, Schneider will serve as a Senior Vice President of Parent and as Chairman and Chief Executive

Officer of Parent's Indoor Air Quality unit until August 31, 2002. The Schneider Agreement will be automatically extended for an additional year as of August 31, 2002 and on each anniversary thereof unless either party gives written notice of termination at least 180 days prior to any such date.

     The Agreement provides for a base salary of $214,000 per year (the "Schneider Base Salary"), subject to review and adjustment by the Board of Directors of Parent or the compensation committee of Parent. Schneider's compensation will also include an annual discretionary incentive bonus equal to 50% of the Schneider Base Salary based on the performance of the Indoor Air Quality unit and certain individual performance targets established by the chief executive officer of Parent. In addition, Schneider will receive as incentive compensation an amount equal to 1/4% of the total purchase price of acquisitions of businesses included in the Indoor Air Quality unit.

     Pursuant to the Schneider Agreement, at the Effective Time, Schneider will be granted options to purchase 100,000 shares of the Class A Stock of Parent at an exercise price equal to the closing price of the Class A Stock on such date. The Schneider Agreement provides that one third of the options will vest each year on the anniversary date of the Schneider Agreement.

     In the event of Schneider's death, disability or resignation or discharge by Parent other than a termination without "cause" (as defined in the Schneider Agreement) or resignation with "good reason" (as defined in the Schneider Agreement), Parent will pay Schneider: (i) all accrued obligations including the Schneider Base Salary through the date of termination, and (ii) all accrued benefits under Parent's retirement, incentive or other benefit plans. In the event of a termination without cause or resignation with good reason, (i) Parent will pay Schneider all accrued obligations including the Schneider Base Salary through the date of termination; (ii) Parent will pay Schneider a lump sum equal to the balance of the Schneider Base Salary and any incentive compensation then in effect for the remainder of the term of the Schneider Agreement; (iii) an amount equal to the maximum contributions that could have been made by Parent on Schneider's behalf to all defined contribution plans of Parent on the same basis as in effect on the date of termination of the Schneider Agreement for the remainder of the term of the Schneider Agreement shall be paid to the trustees of such plan(s); however, in the event any such plan(s) will not allow such payment, Parent will pay to Schneider a lump sum in cash equal to the total amount not accepted by such plan(s); (iv) Schneider shall be entitled to receive all benefits accrued by him under the retirement, incentive or other benefit plans in which Schneider was participating; (v) Parent will pay all premiums under COBRA for Schneider and his dependents if they elect coverage and (vi) in the event Schneider is so terminated or resigns during the initial three year term of the Schneider Agreement, any unvested Parent stock options granted Schneider pursuant to the Schneider Agreement shall vest immediately and Schneider shall have 30 days to exercise such options.

     Monsma Agreement. The Monsma Agreement replaces and supercedes Monsma's existing change of control agreement with the Company. The effectiveness of the Monsma Agreement is conditioned upon the consummation of the Offer. Pursuant to the Monsma Agreement, Monsma will serve as a Vice President and Chief Financial Officer of the Company until August 31, 2002. The Monsma Agreement will be automatically extended for an additional year as of August 31, 2002 and on each anniversary thereof unless either party gives written notice of termination at least 90 days prior to any such date.

     The Agreement provides for a base salary of $113,400 per year (the "Monsma Base Salary"), subject to review and adjustment by the Company. Monsma's compensation will also include an annual discretionary bonus equal to 35% of the Monsma Base Salary which will be based on the performance of the Company and certain individual performance targets established by the chief executive officer of Parent's Indoor Air Quality unit. In addition, Monsma will receive as incentive compensation an amount equal to 1/8% of the total purchase price of acquisitions of businesses by the Company.

     Pursuant to the Monsma Agreement, at the Effective Time, Monsma will be granted options to purchase 25,000 shares of the Class A Stock of Parent at an exercise price equal to the closing price of the Class A Stock on such date. The Monsma Agreement provides that one third of the options will vest each year on the anniversary date of the Monsma Agreement.

     In the event of Monsma's death, disability or resignation or discharge by the Company other than a termination without "cause" (as defined in the Monsma Agreement) or resignation with good reason (as defined in the Monsma Agreement), the Company will pay Monsma: (i) all accrued obligations including the Monsma Base Salary through the date of termination, and (ii) all accrued benefits under the Company's retirement, incentive or other benefit plans. In the event of a termination without cause or resignation with good reason, (i) the Company will pay Monsma all accrued obligations including the Monsma Base Salary through the date of termination; (ii) the Company will pay Monsma a lump sum equal to the balance of the Monsma Base Salary and any incentive compensation then in effect for the remainder of the term of the Monsma Agreement; (iii) an amount equal to the maximum contributions that could have been made by the Company on Monsma's behalf to all defined contribution plans of the Company on the same basis as in effect on of the date of termination of the Monsma Agreement for the remainder of the term of the Monsma Agreement shall be paid to the trustees of such plan(s); however, in the event any such plan(s) will not allow such payment, the Company will pay to Monsma a lump sum in cash equal to the total amount not acceptable by such plan(s); (iv) Monsma shall be entitled to receive all benefits accrued by him under the retirement, incentive or other benefit plans in which Monsma was participating; (v) the Company will pay all premiums under COBRA for Monsma and his dependents if they elect coverage and (vi) in the event Monsma is so terminated or resigns during the initial three year term of the Monsma Agreement, any unvested Parent stock options granted Monsma pursuant to the Monsma Agreement shall vest immediately and Monsma shall have 30 days to exercise such options.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company

     If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, articles of incorporation, By-laws, capitalization, management or dividend policy.

     Following consummation of the Merger, Parent currently intends to effect a merger (the "Reincorporation Merger") of the Company with a subsidiary of Parent that is incorporated in the State of Delaware as a result of which the Company will be incorporated in the State of Delaware.

     The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors to the product of the total number of directors on such Company Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by an amount of which the numerator is the number of Shares which Parent and its subsidiaries own and the denominator is the total number of Shares outstanding. See Section 11. Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise such rights by causing the Company to elect to the Company Board of Directors Messrs. Sal Giordano, Jr., Robert Laurent, Jr., Michael Giordano, Kent Hanson, Steven Schneider and Calvin Monsma. Information with respect to such directors is contained in Schedule I hereto and in the Information Statement required by Rule 14f-1 under the Exchange Act included as Annex I to the Schedule 14D-9. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except for the Reincorporation Merger and as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board of Directors.

     Appraisal Rights. Notwithstanding anything in the Merger Agreement to the contrary, any issued and outstanding Shares held by persons who object to the Merger and comply with all the provisions of the PBCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shareholder") will not be converted into the right to receive the Offer Price, without interest, pursuant to the Merger Agreement, but will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the PBCL; provided, however, that the Shares outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who will, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the PBCL, will be deemed to be converted as of the Effective Time into the right to receive the Offer Price, payable to the holder thereof, without interest. The Company will give Parent (i) prompt notice of any written demands for appraisal of the Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Parent, voluntarily settle or compromise any such demands.

     In addition to the appraisal rights discussed above, shareholders also have certain rights ("Subchapter 25E Rights") under Subchapter 25E of the PBCL ("Subchapter 25E") which will become applicable prior to the Effective Time in the event that the Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a "Control Transaction"). In such event, shareholders of the Company would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. Purchaser believes that the Offer Price represents fair value of the Shares within the meaning of Subchapter 25E. Subchapter 25E Rights would attach immediately upon consummation of a Control Transaction and require that any shareholder seeking such appraisal must make a demand for fair value within a reasonable time after the notice to shareholders that a Control Transaction has occurred is given by the controlling person or group in accordance with Subchapter 25E, which time period may be specified in such notice, as well as comply with the other procedures of Subchapter 25E. Subchapter 25E Rights are available only with respect to shares of a registered corporation held by a shareholder after the occurrence of a Control Transaction; accordingly, Subchapter 25E Rights would not be available with respect to any Shares tendered in the Offer and accepted for payment. The foregoing summary of rights under Subchapter 25E is qualified in its entirety by reference to the full text of Subchapter 25E, which is attached hereto as Annex A.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE PBCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE PBCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE PBCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger shareholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from the date of the execution of the Merger Agreement until the Effective Time, without the prior written consent of Parent, the Company will not: (a) change the authorized or issued capital stock of the Company or any subsidiary of the Company; (b) grant any stock option or right to purchase shares of capital stock of the Company or any subsidiary of the Company; (c) issue any security convertible into such capital stock; (d) grant any registration rights with respect to such capital stock; (e) purchase, redeem, retire or otherwise acquire any shares of any such capital stock (nor shall any subsidiary of the Company do so); or (f) declare or pay any dividend or other distribution or payment in respect of shares of any such capital stock.

14. CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following events shall occur or shall be determined by Purchaser to have occurred:

          (a)(i) there shall be threatened, instituted or pending any suit, action or proceeding by any Governmental Body or (ii) there shall be instituted or pending any suit, action or proceeding before any court which in the good faith judgement of Parent and Purchaser is likely to result in any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, prospects, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the ability of the Company to consummate the Merger Agreement, the Company Option Agreement, the Offer, the acquisition of shares pursuant to the Offer, the Shareholder Agreements, the Company Option Agreement and the Merger (a "Material Adverse Effect" or "Material Adverse Change"), in each case of (i) or (ii), (A) seeking to prohibit or impose any limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole,
     (B) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Company Option Agreement or the Shareholder Agreements seeking to restrain, prohibit or delay the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, the Company Option Agreement or the Shareholder Agreements, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (C) seeking to impose material limitations on the ability of Parent or Purchaser, or rendering Parent or Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (D) seeking to impose limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, (E) seeking to restrict any future business activity by Parent or Purchaser, including, without limitation, requiring the prior consent of any person or entity (including any Governmental Body) to future transactions by Parent or Purchaser, or (F) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Body, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (F) of paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or on the Nasdaq (excluding (A) suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions and (B) limitations on price fluctuations in effect on the date of the Merger Agreement), or (ii) a declaration of a banking moratorium by federal or state authorities or any suspension of payments in respect of banks in the United States (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States; or

          (d) there shall have occurred any Material Adverse Change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Change); or

          (e) the Company Board of Directors or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their Affiliates, (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their Affiliates or (iv) upon request of Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Merger Agreement, or the Merger; or

          (f) the Company shall have breached or failed to perform any of its agreements under the Company Option Agreement or breached any of its representations and warranties in such agreement or such agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and Purchaser under the Merger Agreement or the Company Option Agreement; or

          (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares or any such Person or group shall have announced its intention to acquire 15% or more of the Shares and the Company Board of Directors has failed to recommend against acceptance of such announcement (including by taking no position with respect to such announcement); or

          (h) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration of the Offer; or

          (i) the Company shall have breached or failed to perform or to comply with any obligation, agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; except, in each case where the failure to perform or comply with such obligations, agreements or covenants, does not, individually or in the aggregate, have a Material Adverse Effect on the Company or a Material Adverse Effect on the ability of the Company to consummate the Offer or the Merger; or

          (j) all consents necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a Material Adverse Effect; or

          (k) the Employment Agreements shall not be in full force and effect and either Schneider or Monsma shall have denied or disaffirmed his obligation under his respective Employment Agreement; and

          (l) the Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, neither the Company, Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, 509 F. Supp. 782 (E.D. Pa.
1981), the

United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule 14D-1 and certain other information and materials, including an undertaking to notify security holders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company Board of Directors by the unanimous vote of those present at the meeting has approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's shareholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Pursuant to Section 10 of the PTDL, Purchaser will submit the appropriate $100 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the of the PSC office at Eastgate Office Building, 1010 North 7th Street, Harrisburg, PA 17102-1410, during business hours.

     Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors of the Corporation registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to Chapter 25 of the PBCL.

     In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the PBCL. Purchaser currently believes that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the contemplated Merger because of prior approval of the disinterested members of the Company Board of Directors.

     Shareholders will also have certain rights under Subchapter 25E of the PBCL which will become applicable prior to the Effective Time in the event of a Control Transaction. In such event, shareholders of the Company would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. Purchaser believes that the Offer Price represents fair value of the Shares within the meaning of Subchapter 25E. Subchapter 25E Rights would attach immediately upon consummation of a Control Transaction and require that any shareholder seeking such appraisal must make a demand for fair value within a reasonable time after the notice to shareholders that a Control Transaction has occurred is given by the controlling person or group in accordance with Subchapter 25E, which time period may be specified in such notice, as well as comply with the other procedures of Subchapter 25E. Subchapter 25E Rights are available only with respect to shares of a registered corporation held by a shareholder after the occurrence of a Control Transaction; accordingly, Subchapter 25E Rights would not be available with respect to any Shares tendered in the Offer and accepted for payment. The foregoing summary of rights under

Subchapter 25E is qualified in its entirety by reference to the full text of Subchapter 25E, which is attached hereto as Annex A.

     Subchapter 25F of the PBCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder and transactions with interested shareholders who beneficially owned shares with at least 15% of the total voting power of a corporation on March 23, 1988 and remain so. The Company has represented to the Purchaser that Subchapter 25F is not applicable to the contemplated Merger.

     Subchapter 25G of the PBCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company has opted out of Subchapter 25G in the By-laws and has represented to the Purchaser that Subchapter 25G is not applicable to the transactions contemplated by the Merger Agreement.

     Subchapter 25H of the PBCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. The Company has opted out of Subchapter 25H in the By-laws and has represented to the Purchaser that Subchapter 25H is not applicable to the transactions contemplated by the Merger Agreement.

     Subchapter 25I of the PBCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. The Company has represented to Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement.

     Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(l) of the PBCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

     Except for the filing pursuant to Section 8(a) of the PTDL described above, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation; however Purchaser intends to comply with Subchapter 25E of the PBCL to the extent it is applicable upon consummation of the Offer. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

16. FEES AND EXPENSES.

     TM Capital is serving as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and Parent in connection with the Offer and the Merger pursuant to an engagement letter, dated March 3, 1999 (the "Engagement Letter") and a Dealer Manager Agreement, dated July 15, 1999 (the "Dealer Manager Agreement"). Pursuant to the Engagement Letter, Parent has agreed to pay a fee of approximately $525,000 for a tender offer or merger between Parent and the Company be consummated, $100,000 of which is payable upon the initiation of the Offer. Parent has also agreed to reimburse TM Capital for its reasonable out-of-pocket expenses, including the legal fees incurred in connection with its engagement; however, such expenses shall not exceed $10,000 without prior notification of Parent. Parent has agreed to indemnify TM Capital and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Purchaser and Parent have retained DF King to serve as the Information Agent and American Stock Transfer and Trust Company to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licenced broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licenced under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Sections 8 and 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          TI Acquisition Corp.

July 15, 1999

                                   SCHEDULE I

           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Fedders Corporation, 505 Martinsville Road, Liberty Corner, NJ 07983. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                           --------------------------------------------------
SALVATORE GIORDANO         Mr. Giordano has been Chairman of the Board of Parent
  Director since 1945      since 1945.

SAL GIORDANO, JR.          Mr. Giordano, Jr. has been Vice Chairman, President and
  Director since 1965      Chief Executive Officer of Parent since 1988.

WILLIAM J. BRENNAN         Mr. Brennan has been a director of Parent from 1980 to
  Director since 1980      1987. He was reelected as a director in 1989. Mr. Brennan
                           is Chairman of Parent's Finance Committee and a member of
                           the Audit and Compensation Committees. Mr. Brennan is also a director of CSM Environmental Systems, Inc.

DAVID C. CHANG             Dr. Chang has been a director of Parent since 1998. Dr.
  Director since 1998      Chang has been President of the Polytechnic University for the last four years. Prior to that, Dr. Chang was Dean of
                           the College of Engineering and Applied Sciences at Arizona
                           State University. Dr. Chang is a member of the Finance and
                           Nominating Committees.

JOSEPH GIORDANO            Mr. Giordano has been a director of Parent since 1961. Mr.
  Director since 1961      Giordano was a Senior Vice President of Parent until his
                           retirement on August 31, 1992, and President of NYCOR,
                           Inc. until its merger into Parent on August 13, 1996. Mr.
                           Giordano is a member of the Executive and Finance
                           Committees.

C.A. KEEN                  Mr. Keen has been a director of Parent since 1996. Mr.
  Director since 1996      Keen was a Vice President of Parent for more than 20 years until his retirement in August 1992, with responsibilities in a number of areas during that time, including
                           marketing, treasury and international sales and sourcing.
                           He was also a director of NYCOR, Inc. until its merger
                           into Parent on August 13, 1996.

HOWARD S. MODLIN           Mr. Modlin is a member of the law firm of Weisman, Cellar,
  Director since 1977      Spett & Modlin, P.C., which renders legal services to
                           Parent from time to time. Mr. Modlin is also a director of
                           General DataComm Industries, Inc. and Trans-Lux
                           Corporation. Mr. Modlin is Chairman of the Compensation
                           Committee and a member of the Executive and Audit
                           Committees.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                           --------------------------------------------------
CLARENCE R. MOLL           Dr. Moll is President Emeritus of Widener University. Dr.
  Director since 1967      Moll has been a director of Parent since 1967. Dr. Moll is also a director of Ironworkers' Savings Bank. Dr. Moll is
                           Chairman of the Audit Committee.

S.A. MUSCARNERA            Mr. Muscarnera has been a director of Parent since 1982.
  Director since 1982      Mr. Muscarnera was Senior Vice President and Secretary of
                           Parent until his retirement on August 31, 1996. Mr.
                           Muscarnera served in various capacities with Parent for
                           over 39 years, including human resources and legal. Mr.
                           Muscarnera is a member of the Audit and Finance
                           Committees.

ANTHONY E. PULEO           Mr. Puleo has been a director of Parent since 1994. Mr.
  Director since 1994      Puleo's principal occupation for the past two and one half years has been as President of Puleo Tree Co., an importer of Christmas items and garden furniture. Prior to that,
                           Mr. Puleo was President of Boulderwood Corporation. Mr.
                           Puleo is a member of the Compensation and Nominating
                           Committees.

ROBERT L. LAURENT, JR.     Mr. Laurent, Jr. has been Executive Vice President,
                           Acquisitions and Alliances of Parent since January 1999.
                           Prior to that he had been Executive Vice President,
                           Finance and Administration and Chief Financial Officer of
                           Parent since 1993. Mr. Laurent joined Parent in 1980 and
                           has served as internal auditor, plant controller,
                           corporate controller and Vice President, Finance.

MICHAEL GIORDANO           Mr. Giordano has been Vice President and Chief Financial
                           Officer of Fedders North America, Inc. and Parent since
                           July 1, 1999. Mr. Giordano also served as Senior Vice
                           President of Fedders International, Inc. from 1998 until
                           being elected to his current position. Mr. Giordano joined the Fedders organization in 1990 and has held various
                           positions with Parent and certain subsidiaries including:
                           Assistant Director of Sourcing, Sales Manager, Director of
                           Sales and Marketing, Vice President of Sales and Managing
                           Director of the Singapore office of Fedders International,
                           Inc.

MICHAEL B. ETTER           Mr. Etter has been Chairman and Chief Executive Officer of the air conditioning unit of Parent since May 1, 1999. Mr.
                           Etter is also a Senior Vice President of Parent. Mr. Etter rejoined Fedders North America, Inc. in 1977 after a brief break in service and has served in various capacities with
                           Fedders North America, Inc. including: Vice President,
                           Purchasing; Vice President, Materials Management; and Vice
                           President, Materials Management/Global Purchasing. He
                           served as Vice President of Global Purchasing for Parent
                           from December 1997 until May 1999.

KENT E. HANSEN             Mr. Hansen was elected Senior Vice President and Secretary of Parent in August 1996. Previously he was Vice
                           President, Finance, General Counsel and Chief Financial
                           Officer of NYCOR, Inc. Prior thereto, he was Vice
                           President and General Counsel of Parent from 1989 to 1992.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                           --------------------------------------------------
GERALD C. SENION           Mr. Senion has been Group Vice President of Parent and
                           Chief Operating Officer of Fedders North America since
                           July 1997. He was elected to the position of President of
                           Fedders North America in September 1998. Prior to joining
                           Parent, Mr. Senion was employed by Frigidaire Corporation
                           for approximately 20 years, most recently as Group Vice
                           President of the Frigidaire Home Products Company, Home
                           Comfort Division and the Electrolux Global Home Comfort
                           Products Division.

GARY J. NAHAI              Mr. Nahai was elected Vice President of Parent and
                           President of Fedders International, Inc. in April 1993.
                           Prior thereto he held various sales and marketing
                           positions with Parent for more than 20 years.

GORDON NEWMAN              Mr. Newman was elected Vice President of Parent and
                           President of Rotorex Companies, Inc. in January 1997. He
                           joined Parent in 1991 as Vice President, Corporate
                           Quality. Prior thereto Mr. Newman was Corporate Director
                           of Quality for Welbilt Corporation.

SAL GIORDANO III           Mr. Sal Giordano III was elected Vice President of Parent
                           in August 1996. He has been President of Melcor since 1995 and was Vice President of Business Planning and
                           Development of NYCOR, Inc. from 1992 to August, 1996.

ROBERT N. EDWARDS          Mr. Edwards joined Parent in 1992 as Senior Counsel. He
                           was promoted to General Counsel of Parent in 1994 and Vice
                           President in 1995. Prior to joining Parent, Mr. Edwards
                           was Vice President, General Counsel and Secretary of
                           Information Science, Incorporated, a manufacturer of
                           computer software.

THOMAS A. KROLL            Mr. Kroll was elected Controller of Parent in April 1995.
                           Previously he was Controller of Fedders North America
                           since 1992. Prior thereto he was Controller of Emerson
                           Quiet Kool.

NANCY DIGIOVANNI           Ms. DiGiovanni was elected Treasurer of Parent in October
                           1998. Previously she was Assistant Treasurer of Parent
                           since 1989. Prior thereto she held various cash management positions with Parent.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o TI Acquisition Corp., 505 Martinsville Road, Liberty Corner, NJ 07983. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                           --------------------------------------------------
SAL GIORDANO, JR.          Chief Executive Officer of Purchaser. See Part I of this
                           Schedule.

ROBERT L. LAURENT, JR.     Executive Vice President of Purchaser. See Part I of this
                           Schedule.

MICHAEL GIORDANO           Vice President of Purchaser. See Part I of this Schedule.

KENT E. HANSEN             Treasurer and Secretary of Purchaser. See Part I of this
                           Schedule.

ROBERT N. EDWARDS          Assistant Secretary of Purchaser. See Part I of this
                           Schedule.

                                                                         ANNEX A

                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
                                   CHAPTER 25
                       SUBCHAPTER E. CONTROL TRANSACTIONS

     2541 APPLICATION AND EFFECT OF SUBCHAPTER. -- (a) General rule. -- Except as otherwise provided in this section, this subchapter shall apply to a registered corporation unless: (1) the registered corporation is one described in section 2502(1)(ii) or (2) (relating to registered corporation status):
(2)the bylaws, by amendment adopted either: (i) by March 23, 1984; or (ii) on or after March 23, 1988, and on or before June 21, 1988; and, in either event, not subsequently rescinded by an article amendment, explicitly provide that this subchapter shall not be applicable to the corporation in the case of a corporation which on June 21, 1988, did not have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors (a bylaw adopted on or before June 21, 1988, by a corporation excluded from the scope of this paragraph by the restriction of this paragraph relating to certain outstanding preference shares shall be ineffective unless ratified under paragraph (3)); (3) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March 19, 1991, in the case of a corporation: (i) which on June 21, 1988, had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and (ii) the bylaws of which on that date contained a provision described in paragraph (2); or (4) the articles explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, by an article amendment adopted prior to the date of the control transaction and prior to or on March 23, 1988, pursuant to the procedures then applicable to the corporation, or by an article amendment adopted prior to the date of the control transaction and subsequent to March 23, 1988, pursuant to both: (i) the procedures then applicable to the corporation; and (ii) unless such proposed amendment has been approved by the board of directors of the corporation, in which event this subparagraph shall not be applicable, the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast thereon. A reference in the articles or bylaws to former section 910 (relating to right of shareholders to receive payment for shares following a control transaction) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).

     (b) Inadvertent transactions. -- This subchapter shall not apply to any person or group that inadvertently becomes a controlling person or group if that controlling person or group, as soon as practicable, divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person or group.

     (c) Certain subsidiaries. -- This subchapter shall not apply to any corporation that on December 23, 1983, was a subsidiary of any other corporation.

     2542 DEFINITIONS. -- The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Control transaction." The acquisition by a person or group of the status of a controlling person or group.

          "Controlling person or group." A controlling person or group as defined in section 2543 (relating to controlling person or group).

          "Fair value." A value not less than the highest price paid per share by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

          "Partial payment amount." The amount per share specified in section 2545 (c)(2) (relating to contents of notice).

          "Subsidiary." Any corporation as to which any other corporation has or has the right to acquire, directly or indirectly, through the exercise of all warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of such subsidiary, except that a subsidiary will not be deemed to cease being a subsidiary as long as such corporation remains a controlling person or group within the meaning of this subchapter.

          "Voting shares." The term shall have the meaning specified in section 2552 (relating to definitions).

     2543 CONTROLLING PERSON OR GROUP. -- (a) General rule. -- For the purpose of this subchapter, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

     (b) Exceptions generally. -- Notwithstanding subsection (a): (1) A person or group which would otherwise be a controlling person or group within the meaning of this section shall not be deemed a controlling person or group unless, subsequent to the later of March 23, 1988, or the date this subchapter becomes applicable to a corporation by bylaw or article amendment or otherwise, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation. (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 20% minimum: (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time. (ii) Shares which are held at such time by any natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983. (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph (ii). (iv) Control shares as defined in section 2562 (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) (relating to voting rights of shares acquired in a control-share acquisition). (v) Shares, the voting rights of which are attributable to a person under subsection (d) if: (A) the person acquired the option or conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and (B) the person does not at the particular time own or otherwise effectively possess the voting rights of the shares. (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933. (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.

     (c) Certain record holders. -- A person shall not be a controlling person under subsection (a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subsection (a), or who are not deemed a controlling person or group under subsection (b).

     (d) Existence of voting power. -- For the purposes of this subchapter, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share.

     2544 RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES. -- Any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter.

     2545 NOTICE TO SHAREHOLDERS. -- (a) General rule. -- Prompt notice that a control transaction has occurred shall be given by the controlling person or group to: (1) Each shareholder of record of the registered corporation holding voting shares. (2) To the court, accompanied by a petition to the court praying that the fair value of the voting shares of the corporation be determined pursuant to section 2547 (relating to valuation procedures) if the court should receive pursuant to section 2547 certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.

     (b) Obligations of the corporation. -- If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.

     (c) Contents of notice. -- The notice shall state that: (1) All shareholders are entitled to demand that they be paid the fair value of their shares. (2) The minimum value the shareholder can receive under this subchapter is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value. (3) If the shareholder believes the fair value of his shares is higher, that this subchapter provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection (a)(2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under section 2547. There shall be included in, or enclosed with, the notice a copy of this subchapter.

     (d) Optional procedure. -- The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of section 2547, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

     2546 SHAREHOLDER DEMAND FOR FAIR VALUE. -- (a) General rule. -- After the occurrence of the control transaction, any holder of voting shares of the registered corporation may, prior to or within a reasonable time after the notice required by section 2545 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in subsection (c) with respect to the voting shares of the corporation held by the shareholder, and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in section 2547 (relating to valuation procedures).

     (b) Contents of demand. -- The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

     (c) Measure of value. -- A shareholder making written demand under this section shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

     (d) Purchases independent of subchapter. -- The provisions of this subchapter shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by section

2545 or otherwise, to purchase voting shares of the corporation at a price other than that provided in subsection (c), and the provisions of this subchapter shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

     2547 VALUATION PROCEDURES. -- (a) General rule. -- If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by section 2545 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under section 2546 (relating to shareholder demand for fair value), then within 45 days (or such other time period, if any, required by applicable law) of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this subchapter shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under subsection (c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in section 2545 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the court praying that the fair value (as defined in this subchapter) of the shares be determined.

     (b) Effect of failure to give notice and surrender certificates. -- Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this subchapter from the controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this subchapter.

     (c) Escrow and notice. -- The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares so surrendered or transferred.

     (d) Partial payment for shares. -- The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (e) Appointment of appraiser. -- Upon receipt of any share certificate surrendered or uncertificated share transferred under this section, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the registered corporation to determine the fair value of the shares.

     (f) Appraisal procedure. -- The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers. See 42 Pa.C.S. Sections 5105(a)(3) (relating to right to appellate review) and 5571(b) (relating to appeals generally).

     (g) Supplemental payment. -- Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this section shall be payable by the controlling person or group after it is so determined and upon and concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertificated shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business days after receipt of payment from the controlling person or group, to the shareholders who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (h) Voting and dividend rights during appraisal proceedings. -- Shareholders who surrender their shares to the court pursuant to this section shall retain the right to vote their shares and receive dividends or other distributions thereon until the court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon). The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this section.

     (i) Powers of the court. -- The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this section, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in subsection (h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this subchapter.

     (j) Costs and expenses. -- The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

     (k) Jurisdiction exclusive. -- The jurisdiction of the court under this subchapter is plenary and exclusive and the controlling person or group and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.

     (l) Duty of corporation. -- The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the written notice required by section 1528(f) (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.

     (m) Payment under optional procedure. -- Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.

     (n) Title to shares. -- Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

     2548 COORDINATION WITH CONTROL TRANSACTION. -- (a) General rule. -- A person or group that proposes to engage in a control transaction may comply with the requirements of this subchapter in connection with the control transaction, and the effectiveness of the rights afforded in this subchapter to shareholders may be conditioned upon the consummation of the control transaction.

     (b) Notice. -- The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this subchapter.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                   AMERICAN STOCK TRANSFER AND TRUST COMPANY

                      Attention: Reorganization Department

                                  718-921-8200

           By Mail:                        By Hand:              By Hand or Overnight Courier:
        40 Wall Street                  40 Wall Street                  40 Wall Street
          46th Floor                      46th Floor                      46th Floor
   New York, New York 10005        New York, New York 10005        New York, New York 10005

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: 1-800-769-6414

                      The Dealer Manager for the Offer is:
                                TM CAPITAL CORP

                       One Battery Park Plaza, 35th Floor
                            New York, New York 10004
                                 (212) 809-1360
                                 (Call Collect)